EXHIBIT 23.1



             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2001 relating to the financial statements, which appears on page 65 of the 2000 Annual Report to Shareholders of Pitney Bowes Inc., which is incorporated by reference in the Pitney Bowes Inc. Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 22, 2001 relating to the Financial Statement Schedule, which appears on page 19 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Stamford, CT
October 26, 2001